                                                                   EXHIBIT 12.01

             CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND SUBSIDIARIES
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                             Nine
                                            Months
                                             Ended
                                          September 30,
Dollars in millions                          2004
-------------------                       -------------
Losses from operations:
Loss before income taxes                    $(3,119)
Add fixed charges (see below)
                                              4,289
                                            -------
Earnings as defined                         $ 1,170
                                            =======
Fixed charges from operations:
Interest expense                            $ 4,183
Other adjustments                               106
                                            -------
Fixed charges from operations as defined    $ 4,289
                                            =======
Ratio of earnings to fixed charges             0.27
                                            =======

NOTE:
The ratio of earnings to fixed charges was calculated by dividing the sum of fixed charges into the sum of losses before income taxes and fixed charges. Fixed charges consist of interest expense, including capitalized interest and a portion of rental expense representative of the interest factor.